SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2001
(October 1, 2001)

HealthStream, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-8833	62-1443555

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 10th Avenue South, Suite 450

Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 301- 3100

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURE
EDUCATION SERVICES PROVIDER AGREEMENT 10/01/01

Item 5. Other Events

HealthStream, Inc. (“HealthStream”) announced that HealthTrust Purchasing Group (“HPG”), a group purchasing organization, has signed an agreement that establishes HealthStream as the endorsed provider of e-learning solutions for their 587 hospital members. Concurrently, HealthStream announced that HCA Information Technology & Services, Inc. formerly known as Columbia Information Systems, Inc. (“HCA”), a member of HPG, has chosen to extend their relationship with HealthStream by entering into a new four-year agreement for learning services. The terms of the new agreement include the delivery of HealthStream’s ASP-based Healthcare Learning Center™ and other learning services, totaling a minimum of $12 million over the next four years.

The new four-year agreement with HCA is effective October 1, 2001, and replaces the prior agreement that had approximately two and one-half years remaining. In addition, HealthStream and HCA have mutually agreed to cancel the warrant held by CIS Holdings, Inc. to purchase HealthStream common stock. As a result, HealthStream will no longer amortize the remaining cost of the warrant as a reduction of revenues.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSTREAM, INC.

By:	/s/ Arthur E. Newman Arthur E. Newman Chief Financial Officer November 1, 2001

INDEX TO EXHIBITS

Exhibit
Number	Description

*5.1	Education Services Provider Agreement dated October 1, 2001 between HealthStream, Inc. and HCA Information Technology & Services, Inc.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions were omitted and included in the confidential treatment request filed separately with the Securities and Exchange Commission.